Exhibit 4.2

PUBLIC STORAGE

AS ISSUER

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 18, 2017

$500,000,000 2.370% SENIOR NOTES DUE 2022

$500,000,000 3.094% SENIOR NOTES DUE 2027

SUPPLEMENT TO INDENTURE

DATED AS OF SEPTEMBER 18, 2017, BETWEEN

PUBLIC STORAGE (AS ISSUER)

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION (AS TRUSTEE)

FIRST SUPPLEMENTAL INDENTURE, dated as of September 18, 2017 (this “First Supplemental Indenture”), between PUBLIC STORAGE, a Maryland real estate investment trust (the “Issuer”), having its principal executive office located at 701 Western Avenue, Glendale, CA 91201 and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States (the “Trustee”), which supplements that certain Indenture, dated as of September 18, 2017, by and between the Issuer and the Trustee (the “Base Indenture,” and together with this First Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Issuer has duly authorized the execution and delivery of the Base Indenture to the Trustee to provide for the issuance from time to time for its lawful purposes of debt securities evidencing the Issuer’s debentures, Notes or other evidences of indebtedness.

WHEREAS, Section 301 of the Base Indenture provides that by means of a supplemental indenture the Issuer may create one or more series of the Issuer’s debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Issuer intends by this First Supplemental Indenture to (i) create a series of the Issuer’s debt securities, in an initial aggregate principal amount equal to $500,000,000, entitled 2.370% Senior Notes due 2022 (the “2022 Notes”), and a series of the Issuer’s debt securities, in an initial aggregate principal amount equal to $500,000,000, entitled 3.094% Senior Notes due 2027 (the “2027 Notes,” and together with the 2022 Notes, the “Notes”) and (ii) establish the form and the terms and provisions of each series of Notes.

WHEREAS, the consent of Holders to the execution and delivery of this First Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this First Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1     Definitions. Capitalized terms used but not otherwise defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Adjusted EBITDA” means, for any period, the Issuer’s Pro Rata Share of EBITDA for such period; provided, that, so long as any of PS Business Parks and Shurgard Europe is not a Subsidiary of the Issuer, “Adjusted EBITDA” shall include the amount of dividends, distributions or interest paid in cash by any such entity that is not a Subsidiary to the Issuer or any of its Subsidiaries during the applicable period.

“Capitalized Property Value” means, with respect to any Person, (a) Property EBITDA of such Person for the four (4) consecutive fiscal quarters ended on a Reporting Date divided by (b) the Capitalization Rate.

“Capitalization Rate” means 6.75%.

“Debt” means, without duplication, the Issuer’s Pro Rata Share of the aggregate principal amount of indebtedness in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with GAAP, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on Property or other assets owned by the Issuer or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP, (iii) reimbursement obligations in connection with any letters of credit actually issued and called, (iv) any lease of property by the Issuer or any Subsidiary as lessee which is reflected in the Issuer’s balance sheet as a capitalized lease, in accordance with GAAP; provided, that Debt also includes, to the extent not otherwise included, any obligation by the Issuer or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another Person (other than the Issuer or any Subsidiary) described in clauses (i) through (iv) above (or, in the case of any such obligation made jointly with another Person, the Issuer’s or Subsidiary’s allocable portion of such obligation based on its ownership interest in the related real estate assets or such other applicable assets); and provided, further, that Debt excludes Intercompany Debt.

“Depository” means The Depository Trust Company and includes its successors.

“Development Property” means a Property currently under development on which the improvements have not been completed, or a Property where development has been completed as evidenced by a certificate of occupancy for the entire Property for the 36 month period following the issuance of such certificate of occupancy (provided that the Issuer may at its option elect to remove a Property from the category of Development Properties prior to the completion of the 36 month period, but any such Property may not be reclassified as a Development Property). The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by the Issuer, any Subsidiary or any joint venture of the Issuer upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

“EBITDA” means, with respect to any Person, for any period and without duplication, net earnings (loss) of such Person for such period excluding the impact of the following amounts with respect to any Person (but only to the extent included in determining net earnings (loss) for such period): (i) depreciation and amortization expense and other non-cash charges of such Person for such period; (ii) interest expense of such Person for such period; (iii) income tax expense of such Person in respect of such period; (iv) extraordinary and nonrecurring gains and losses of such Person for such period, including without limitation, gains and losses from the sale of assets, write-offs and forgiveness of debt, foreign currency translation gains or losses; and (v) non-controlling interests; minus (vi) if during such period any of PS Business Parks or Shurgard Europe is not a Subsidiary of the Company, the impact on EBITDA of each of the foregoing Persons that is not a Subsidiary.

“Encumbered Asset Value” means, with respect to any Person, for any date, the portion of Total Assets serving as collateral for Secured Debt as of such date.

“Equity Interests” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Fair Market Value” means, (a) with respect to a security listed (or an unlisted convertible security that is convertible into a security listed) on NASDAQ or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other asset, book value (determined in accordance with GAAP) .

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in the Indenture is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to the Issuer’s consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, the Issuer may, in its sole discretion, determine compliance with the covenants contained in the Indenture using accounting principles generally accepted in the United States of America, consistently applied, as in effect as of the end of any calendar quarter selected by us, in the Issuer’s sole discretion, that is on or after June 30, 2017 and prior to the date as of which compliance with the covenants in the Indenture is being determined (“Fixed GAAP”), and, solely for purposes of calculating the covenants as of such date, “GAAP” shall mean Fixed GAAP.

“Indenture” means the Base Indenture as supplemented by this First Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Base Indenture.

“Intercompany Debt” means, as of any date, Debt to which the only parties are the Issuer and any of its Subsidiaries, but only so long as that Debt is held solely by any of the Issuer and any of its Subsidiaries as of that date and, provided that, in the case of Debt owed by the Issuer to any Subsidiary, the Debt is subordinated in right of payment to the holders of the Notes.

“Interest Expense” means, for any period, the Issuer’s Pro Rata Share of interest expense for such period, with other adjustments as are necessary to exclude: (i) the effect of items classified as extraordinary items, in accordance with GAAP; (ii) amortization of debt issuance costs; (iii) prepayment penalties and (iv) non-cash swap ineffectiveness charges.

“Make-Whole Amount” means, in connection with any optional redemption of a series of Notes: the aggregate present value as of the date of redemption of each dollar of principal being redeemed and the amount of interest, calculated by the Issuer, excluding interest accrued to the date of redemption, that would have been payable in respect of each dollar if the redemption had been made on the applicable Par Call Date (determined by discounting, on a semi-annual basis, the principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of redemption is given, from the respective dates on which the principal and interest would have been payable if the redemption had been made on the applicable Par Call Date), in excess of the aggregate principal amount of the Notes of such series being redeemed.

“Marketable Securities” means: (a) common or preferred Equity Interests which are listed on NASDAQ or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange; (b) convertible securities which can be converted at any time into common or preferred Equity Interests of the type described in the immediately preceding clause (a); and (c) securities evidencing indebtedness issued by Persons which have an investment grade credit rating by a nationally recognized statistical rating organization; provided that Marketable Securities shall not include any securities that are considered cash equivalents.

“Pro Rata Share” means any applicable figure or measure of the Issuer and its Subsidiaries on a consolidated basis, less any portion attributable to noncontrolling interests, plus the Issuer’s or its Subsidiaries’ allocable portion of such figure or measure, based on their ownership interest, of unconsolidated joint ventures. For the avoidance of doubt, and except as otherwise specified in this First Supplemental Indenture, so long as any of PS Business Parks and Shurgard Europe is not a Subsidiary of the Issuer, the calculations of such figures or measures shall exclude the impact of any such entity that is not a Subsidiary.

“Property” means a parcel (or group of related parcels) of real property.

“Property EBITDA” means, for any period, the Issuer’s Pro Rata Share of EBITDA for such period adjusted to add back the impact of corporate level general and administrative expenses.

“PS Business Parks” means PS Business Parks, Inc., PS Business Parks, L.P. and any of their Subsidiaries and their respective successors and assigns.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 1.4(d) hereof, the date fixed for such redemption in accordance with the provisions of Section 1.4(d) hereof.

“Reinvestment Rate” means the yield on treasury securities at a constant maturity corresponding to the remaining life to maturity (rounded up to the nearest month) of the principal of the Notes of the applicable series being redeemed as of the date of redemption (which maturity shall be deemed to be the applicable Par Call Date) (the “Treasury Yield”), plus 0.10% for the 2022 Notes and 0.15% for the 2027 Notes, as applicable. For purposes of calculating the Reinvestment Rate, the Treasury Yield will be equal to the arithmetic mean of the yields published in the Statistical Release under the heading “Week Ending” for “U.S. Government Securities—Treasury Constant Maturities” with a maturity equal to the deemed remaining life to maturity of the Notes of such series being redeemed. However, if no published maturity exactly corresponds to such remaining life, then the Treasury Yield will be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield will be determined in the manner that most closely approximates the above manner, as the Issuer reasonably determines.

“Reporting Date” means the date ending the most recently ended fiscal quarter of the Issuer for which the Issuer’s consolidated financial statements are publicly available, it being understood that at any time when the Issuer is not subject to the informational requirements of the Exchange Act, the term “Reporting Date” shall be deemed to refer to the date ending the fiscal quarter covered by the Issuer’s most recent quarterly financial statements delivered to the Trustee or, in the case of the last fiscal quarter of the year, the Issuer’s annual financial statements delivered to the Trustee.

“Secured Debt” means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of the Issuer’s Property or other assets or the Property or other assets of any Subsidiary.

“Shurgard Europe” means Shurgard Europe Limited and its Subsidiaries and their respective successors and assigns.

“Statistical Release” means the statistical release designated “H.15” or any successor publication that is published weekly by the Federal Reserve System (or companion online data resource published by the Federal Reserve System) and that reports yields on actively traded United States government securities adjusted to constant maturities, or, if that statistical release is not published at the time of any required determination under the Indenture, then another reasonably comparable index which the Issuer shall designate.

“Subsidiary” means, for any Person, a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person and, for the purposes of this definition, “voting stock, partnership interests, or membership interests” means interests having control over the selection of directors, managers, or trustees, as the case may be, whether at all times or only so long as no senior interest has such voting power by reason of any contingency. Unless the context otherwise requires, “Subsidiary” refers to a Subsidiary of the Issuer. Notwithstanding the foregoing, none of the Persons comprising PS Business Parks or Shurgard Europe shall at any time constitute or be considered to be a Subsidiary of the Issuer for any purpose of the Indenture so long as (a) any class of Equity Interests of the applicable holding company of PS Business Parks or Shurgard Europe, as applicable, is publicly traded or (b) such holding company is not a wholly-owned subsidiary of the Issuer.

“Total Assets” means, as of any date, the sum (without duplication) of: (a) the Capitalized Property Value of the Issuer and its Subsidiaries, excluding Capitalized Property Value attributable to Properties acquired or disposed of by the Issuer or any Subsidiary during the four consecutive quarters ending on such date and Development Properties; (b) all cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) of the Issuer and its Subsidiaries at such time; (c) the Pro Rata Share of the current undepreciated book value of Development Properties and all land held for development; (d) the Pro Rata Share of the purchase price paid by the Issuer or any Subsidiary (less the Pro Rata Share of any amounts paid to the Issuer or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements, and without regard to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 or other provisions of GAAP) for any Property or business acquired by the Issuer or such Subsidiary during the four consecutive quarters ending on such date; (e) the contractual purchase price of Properties of the Issuer and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Debt; and (f) the Fair Market Value of all Marketable Securities owned by the Issuer or any of its Subsidiaries, plus all other assets of the Issuer and its Subsidiaries (the value of which is determined in accordance with GAAP but excluding assets classified as intangible under GAAP), excluding Equity Interests in Shurgard Europe or PS Business Parks if such interests are not Marketable Securities. The Issuer shall have the option to include Capitalized Property Value under clause (a) above from any such Properties that are otherwise subject to valuation under clause (c) or (d) above; provided, however, that if such election is made, any value attributable to such Properties under clause (c) or (d) above shall be excluded from the determination of the amount under clause (c) or (d).

“Unencumbered Assets” means, as of any date, Total Assets as of such date less Encumbered Asset Value as of such date.

“Unsecured Debt” means Debt that is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of the Issuer’s Property or other assets or the Property or other assets of any Subsidiary.

Section 1.2    Creation of Each Series of Notes. In accordance with Section 301 of the Base Indenture, the Issuer hereby creates each series of Notes as a separate series of its senior debt securities, entitled “2.370% Senior Notes due 2022” and “3.094% Senior Notes due 2027”, issued pursuant to the Indenture. The 2022 Notes shall initially be limited to an aggregate principal amount equal to $500,000,000, and the 2027 Notes shall initially be limited to an aggregate principal amount equal to $500,000,000 in each case, subject to the exceptions set forth in Section 301(2) of the Base Indenture and Section 1.4(f) hereof.

Section 1.3    Form of Each Series of Notes. Each series of Notes will be issued in the form of one or more permanent fully registered global securities (the “Global Note”) that will be deposited with, or on behalf of the Depository, and registered in the name of the Depository or its nominee, as the case may be, subject to Section 305 of the Base Indenture. So long as the Depository, or its nominee, is the registered owner of the Global Note, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Notes of such series represented by the Global Note for all purposes under the Indenture.

Section 1.4    Terms and Provisions of Each Series of Notes. Each series of Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this First Supplemental Indenture, and in particular, the following provisions shall be terms of each series of Notes:

(a)    Registration and Form. Each series of Notes shall be issuable in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Each series of Notes shall be dated the date of its authentication and the Notes of each series shall be substantially in the form of Exhibit A attached hereto.

(b)    Payment of Principal and Interest. All payments of principal, Make-Whole Amount, if any, and interest in respect of the Global Notes will be made by the Issuer in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of each of the Global Notes. The 2022 Notes shall mature, and the unpaid principal thereon, shall be payable, on September 15, 2022, and the 2027 Notes shall mature, and the unpaid principal thereon, shall be payable, on September 15, 2027, in each case subject to the provisions of the Base Indenture. The rate per annum at which interest shall be payable on the 2022 Notes and 2027 Notes shall be 2.370% and 3.094%, respectively. Interest on each series of Notes will be payable semi-annually in arrears on each March 15 and September 15, commencing March 15, 2018 (each, an “Interest Payment Date”) and on the applicable Stated Maturity as specified in this Section 1.4(b), to the Persons in whose names such series of Notes are registered in the Security Register applicable to such series of Notes at the close of business on March 1 for Interest Payment Dates of March 15 and September 1 for Interest Payment Dates of September 15 (in each case, whether or not a Business Day) (each a “Record Date”). Interest on each series of Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on each series of Notes shall accrue from September 18, 2017.

(c)    Sinking Fund. There shall be no sinking fund provided for either series of Notes.

(d)    Redemption at the Option of the Issuer.

(1)    The Issuer shall have the option to redeem the Notes of either series at any time in whole, or from time to time in part, at a redemption price (the “Redemption Price” with respect to a series of Notes) equal to the sum of (x) the principal amount of the Notes of such series being redeemed plus accrued and unpaid interest on such Notes to the Redemption Date; and (y) the Make-Whole Amount, if any, with respect to the Notes of such series. If the 2022 Notes or the 2027 Notes are redeemed on or after August 15, 2022 (one month prior to the applicable Maturity Date) or June 15, 2027 (three months prior to the applicable Maturity Date), respectively (each, a “Par Call Date” with respect to the applicable series of Notes), the Redemption Price will not include the Make-Whole Amount.

(2)    The Issuer shall not redeem the Notes of either series pursuant to Section 1.4(d)(1) hereof on any date if the principal amount of the Notes of such series has been accelerated, and such acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Redemption Price with respect to the Notes to be redeemed).

(e)    Payment of Notes Called for Redemption by the Issuer.

(1)    If notice of redemption has been given as provided in Article Eleven of the Base Indenture, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Issuer shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds irrevocably deposited with it sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be Outstanding on and after the date of the deposit, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) the Holders of the Notes being redeemed shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On surrender of such Notes at the place of payment specified in such notice, the said Notes or the specified portions thereof shall be paid and redeemed by the Issuer at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date.

(2)    Each series of Notes will not be convertible or exchangeable for any other security or property.

(f)    Additional Issues. The Issuer may, from time to time, without the consent of or notice to the Holders of either series of Notes, create and issue further notes having the same terms and conditions as the Notes of either series in all respects, except for the issue date and, to the extent applicable, the issue price, the payment of interest accruing prior to the issue date and the first Interest Payment Date. Additional notes issued in this manner shall be consolidated with, and shall form a single series with, the previously outstanding Notes of the related series; provided, however, that the issuance of such additional notes will not be so consolidated for United States federal income tax purposes unless such issuance constitutes a “qualified reopening” within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

Section 1.5    Book-Entry Provisions. This Section 1.5 shall apply only to the Global Notes deposited with or on behalf of the Depository.

(a)    The Issuer shall execute and the Trustee shall, in accordance with this Section 1.5 and Section 303 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of the Depository or its nominee and shall be held by the Trustee as custodian for the Depository.

(b)    Participants of the Depository shall have no rights either under the Indenture or with respect to the Global Notes. The Depository or its nominee, as applicable, shall be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or its nominee, as applicable, or impair, as between the Depository and its participants, the operation of customary practices of such Depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

ARTICLE TWO

ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, the Issuer hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:

Section 2.1    Limitations on Incurrence of Debt.

(a)    Aggregate Debt Test. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and any other Debt incurred or repaid since the end of the most recent Reporting Date prior to the incurrence of such Debt and the application of the proceeds from such Debt and such other Debt on a pro forma basis, the aggregate principal amount of the Issuer’s Debt would exceed 65% of the sum of the following (without duplication): (1) the Issuer’s Total Assets as of such Reporting Date; (2) the aggregate purchase price of any assets acquired, and the aggregate amount of proceeds received from any incurrence of other Debt and any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or used to reduce Debt), by the Issuer or any of its Subsidiaries since the end of the most recent Reporting Date prior to the incurrence of such Debt; and (3) the proceeds or assets obtained from the incurrence of such Debt and other securities issued as part of the same transaction on a pro forma basis (including assets to be acquired in exchange for debt assumption and security issuance as in the case of a merger).

(b)    Secured Debt Test. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Secured Debt if, immediately after giving effect to the incurrence of such Secured Debt and any other Secured Debt incurred or repaid since the end of the most recent Reporting Date prior to the incurrence of such Secured Debt and the application of the proceeds from such Secured Debt and such other Secured Debt on a pro forma basis, the aggregate principal amount of the Issuer’s Secured Debt would exceed 50% of the sum of the following (without duplication): (1) the Issuer’s Total Assets as of such Reporting Date; (2) the aggregate purchase price of any assets acquired, and the aggregate amount of proceeds received from any incurrence of other Debt and any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or used to reduce Debt), by the Issuer or any of its Subsidiaries since the end of the most recent Reporting Date prior to the incurrence of such Debt; and (3) the proceeds or assets obtained from the incurrence of such Secured Debt and other securities issued as part of the same transaction on a pro forma basis (including assets to be acquired in exchange for debt assumption and security issuance as in the case of a merger).

(c)    Debt Service Test. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of Adjusted EBITDA to Interest Expense for the four (4) consecutive fiscal quarters ended on the most recent Reporting Date prior to the incurrence of such Debt would be less than 1.50 to 1.00, and calculated on the following assumptions (without duplication): (1) such Debt and any other Debt incurred since such Reporting Date and outstanding on the date of determination had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such four-quarter period; (2) the repayment or retirement of any other Debt since such Reporting Date had occurred on the first day of such four-quarter period; and (3) in the case of any acquisition or disposition by the Issuer or any of its Subsidiaries of any asset or group of assets since such Reporting Date, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such four-quarter period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If any Debt incurred during the period from such Reporting Date to the date of determination bears interest at a floating rate, then, for purposes of calculating the Interest Expense, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate during such interim period had been the applicable rate for entire relevant four-quarter period. For purposes of the foregoing, Debt will be deemed to be incurred by a Person whenever such Person creates, assumes, guarantees or otherwise becomes liable in respect thereof.

(d)    Maintenance of Total Unencumbered Assets. As of each Reporting Date, the Issuer’s Unencumbered Assets will not be less than 125% of the Issuer’s Unsecured Debt.

Section 2.2    Covenant Defeasance and Waiver of Covenant. The covenants set forth in Section 2.1 shall be subject to covenant defeasance under Section 402(3) of the Base Indenture and subject to waiver under Section 1006 thereof.

Section 2.3    Merger, Consolidation or Sale. The Issuer may consolidate with or into, or sell, assign, convey, transfer or lease all or substantially all of its property and assets to, any other entity, provided that:

(1)	it shall be the continuing entity, or the successor entity (if other than the Issuer) formed by or resulting from such consolidation or merger or which shall have received such sale, assignment, conveyance, transfer or lease of property and assets shall be an entity domiciled in the United States of America, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of and interest on all of the Notes, and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

(2)

immediately after giving effect to the transaction and treating the Pro Rata Share of any indebtedness which becomes the Issuer’s obligation or the obligation of a Subsidiary or any of its unconsolidated joint ventures as a result thereof and is not repaid substantially concurrently with the transaction as having been incurred by the Issuer, that Subsidiary or that unconsolidated joint venture at the time of the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(3)	an officer’s certificate and legal opinion covering these conditions is delivered to the Trustee.

ARTICLE THREE

TRUSTEE

Section 3.1    Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 1002 of the Base Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Issuer in The City of New York. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution hereof by the Issuer. The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

Section 3.2    Preferential Collection of Claims. If the Trustee shall be or become a creditor of the Issuer (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Issuer (or any such other obligor). The Trustee is permitted to engage in other transactions with the Issuer and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

Section 3.3    Calculation with Respect to the Notes. The Issuer shall be responsible for making all calculations required under this First Supplemental Indenture or with respect to the Notes. The Issuer will make such calculations in good faith and, absent manifest error, the Issuer’s calculations will be final and binding on the Trustee and the Holders of the Notes. The Issuer shall provide a schedule of its calculations to the Trustee promptly after it makes such calculations, and the Trustee shall be entitled to rely upon the accuracy of the Issuer’s calculations without independent verification. The Trustee shall forward the Issuer’s calculations to any Holder of the Notes upon request of the Issuer.

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

Section 4.1    Ratification of Base Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this First Supplemental Indenture and the Base Indenture, the language of this First Supplemental Indenture shall control.

Section 4.2    Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.3    Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 4.4    Separability Clause. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.5    Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this First Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 4.6    Counterparts. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

PUBLIC STORAGE as Issuer

By:	/s/ John Reyes
	Name:	John Reyes
	Title:	Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
	Name:	Patrick Giordano
	Title:	Vice President

EXHIBIT A

Form of [2.370/3.094]% Senior Note due [2022/2027]

THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITORY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PUBLIC STORAGE

[2.370/3.094]% SENIOR NOTE DUE [2022/2027]

No. 1

CUSIP No.:    [77460D AB5/74460D AC3]

ISIN:        [US74460DAB55/US74460DAC39]

$500,000,000

Public Storage, a Maryland real estate investment trust (herein called the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [Cede & Co.]*, or its registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000), [or such lesser amount as is set forth in the Schedule of Increases or Decreases In the Global Note on the other side of this Note]*, on September 15, [2022/2027] at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on March 15 and September 15 of each year, commencing March 15, 2018 on said principal sum at said office or agency, in like coin or currency, at the rate per annum of [2.370/3.094]%, from the March 15 or September 15, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from September 18, 2017 until payment of said principal sum has been made or duly provided for. Unless otherwise provided in or pursuant to the Indenture, at the option of the Issuer, interest on the Notes due and payable on any Interest Payment Date may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States of America; provided, that the Paying Agent shall have received appropriate wire transfer instructions at least five Business Days prior to the Interest Payment Date. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on the March 1 or September 1 (whether or not a Business Day) next preceding such Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

*	Include only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: [●], 2017

PUBLIC STORAGE as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-named Indenture.

Dated: [●]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

REVERSE SIDE OF NOTE

PUBLIC STORAGE

[2.370/3.094]% SENIOR NOTE DUE [2022/2027]

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its [2.370/3.094]% Senior Notes due [2022/2027] (herein called the “Notes”), issued under and pursuant to an Indenture dated as of September 18, 2017 (herein called the “Base Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee (herein called the “Trustee”), as supplemented by the First Supplemental Indenture dated as of September 18, 2017 (herein called the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

The Issuer shall have the option to redeem the Notes at any time in whole, or from time to time in part, at a Redemption Price equal to the sum of (x) the principal amount of the Notes being redeemed plus accrued and unpaid interest on such Notes to the Redemption Date; and (y) the Make-Whole Amount, if any. If the Notes are redeemed on or after the Par Call Date, the Redemption Price will not include the Make-Whole Amount.

The Issuer shall not redeem the Notes pursuant to Section 1.4(d)(1) of the First Supplemental Indenture on any date if the principal amount of the Notes of such series has been accelerated, and such acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Redemption Price with respect to the Notes to be redeemed).

If an Event of Default (other than an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations. The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 1.4(d) of the First Supplemental Indenture and Article Eleven of Base Indenture.

The Notes are not subject to redemption through the operation of any sinking fund. Except to the extent expressly provided in Article Sixteen of the Base Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, stockholder, officer, director or agent, as such, of the Issuer or of any of the Issuer’s predecessors or successors, either directly or through the Issuer, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                           to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE *

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.